EXHIBIT 99.1
BROWN SHOE REPORTS FIRST QUARTER FINANCIAL RESULTS;
REVISES 2008 EPS GUIDANCE

ST. LOUIS, MISSOURI, May 21, 2008 – Brown Shoe Company, Inc. (NYSE:BWS) reported results for the first quarter of fiscal 2008 ended May 3, 2008.

Net sales in the first quarter decreased 2.1 percent to $554.5 million compared to $566.3 million in the year ago quarter.  Net earnings in the first quarter decreased 25.3 percent to $7.2 million, or $0.17 per diluted share, which includes costs of $0.03 per diluted share related to the relocation of the Company’s Madison office to its St. Louis headquarters and a net gain of $0.15 per diluted share for insurance recoveries, net of associated fees and costs, related to environmental remediation at the Company’s Denver, CO facility.  This compares to $9.6 million, or $0.22 per diluted share, in the year ago quarter, which included $0.07 per diluted share of costs related to the Company’s Earnings Enhancement Plan.

Ron Fromm, Brown Shoe’s Chairman and CEO, stated, “The environment for consumer spending proved more challenging than we expected, resulting in lower than anticipated first quarter sales and profitability for Brown Shoe.  Despite this, during the quarter we managed our business well maintaining stringent control of inventory and expenses while achieving several noteworthy goals.  To this end, our Brown New York brands experienced solid sales growth, as our revitalization strategies took hold.  We also generated strong growth within our Dr. Scholl’s, Children’s, and Carlos by Carlos Santana brands.  Most importantly, we continued our emphasis on building Brown Shoe for the future by connecting Famous Footwear with Brown Shoe in St. Louis, forging new brand partnerships and further extending the reach of our Naturalizer brand to new geographies with the opening of additional retail stores in China.  We remain confident that our strategies will result in long-term sustained growth in sales and profitability and increased value for our shareholders.  Nonetheless, we believe it prudent to plan the remainder of the year cautiously.”

Consolidated Results for First Quarter 2008:

•	Net sales were $554.5 million, a decrease of 2.1 percent compared to $566.3 million in the first quarter of fiscal 2007;
•
Net earnings were $7.2 million, or $0.17 per diluted share, versus net earnings of $9.6 million, or $0.22 per diluted share, in the prior year.  First quarter 2008 net earnings include charges of $1.1 million, or $0.03 per diluted share, related to the relocation of Famous Footwear to St. Louis and also include net recoveries of $6.2 million, or $0.15 per diluted share, for insurance recoveries, net of associated fees and costs, related to environmental remediation at the Company’s Denver, CO facility.  First quarter 2007 net earnings included charges of $3.3 million, or $0.07 per diluted share, related to the Company’s Earnings Enhancement Plan;

•
Gross margins in the first quarter 2008 decreased 160 basis points to 39.0 percent of net sales from 40.6 percent of net sales in the first quarter of fiscal 2007, driven by increased promotions at retail and higher cost of goods and allowances in its Wholesale division;

•
Selling and administrative expenses in the first quarter 2008 decreased as a percent of net sales by 90 basis points to 36.6 percent of net sales, or $203.0 million, versus 37.5 percent, or $212.3 million, in the same period last year. The year-over-year change was driven by insurance recoveries related to environmental remediation activities at the Company’s Denver, CO facility  and expense control;

•	Operating earnings as a percent of net sales decreased to 2.4 percent, or $13.4 million, in the first quarter of 2008 versus 3.1 percent of net sales, or $17.5 million in the first quarter of 2007;
•	The Company’s tax rate in the quarter was 30.4 percent versus 32.3 percent in the year ago quarter. The lower tax rate reflects a lower rate at the Company’s Wholesale division.

Segment Highlights for First Quarter 2008

Retail Division

Net sales at Famous Footwear decreased 2.0 percent to $318.8 million, compared to $325.3 million for the first quarter last year.  Same-store sales in the quarter decreased by 7.3 percent, versus a gain of 2.5 percent in the year ago period.  Gross margins declined by 140 basis points in the quarter, as Famous Footwear increased promotional activity in order to manage inventory levels aggressively.  Operating earnings decreased to $7.6 million, or 2.4 percent of net sales, compared to $21.0 million or 6.4 percent of net sales in the year ago period.  Famous Footwear opened 37 new stores and closed 11 during the quarter, resulting in 1,100 stores open at the end of the quarter compared to 1,009 during the year ago period.

The Specialty Retail segment, which primarily consists of Naturalizer stores and the Shoes.com e-commerce business, reported net sales in the quarter of $58.0 million, a 3.8 percent decrease from $60.3 million in the year-ago period.  Same-store sales declined 5.8 percent during the quarter.  Net sales at Shoes.com decreased by 6.8 percent versus the year ago period.  The segment’s operating loss was $4.7 million compared to a loss of $3.0 million in the year earlier period.  During the quarter, the division opened eight stores, including six stores in China, and closed one, resulting in 291 stores open at the end of the quarter, compared to 280 at the end of the year ago period (seven additional stores were opened during the quarter in China by an affiliate of the Company’s joint venture partner, Hongguo International Holdings Limited).

Wholesale Division

Wholesale net sales declined 1.7 percent in the quarter to $177.7 million, compared to $180.7 million in the year earlier period, as the Company’s retail customers tightly managed their inventory levels in the quarter.  The challenging consumer environment impacted sales with Naturalizer and LifeStride performing below first quarter 2007 levels.  At the same time, the Dr. Scholl’s, Franco Sarto, Etienne Aigner, and Children’s groups performed well in the quarter.  The softness in retail sales led to higher allowances, which contributed to the 160 basis point decline in gross margins in the quarter.  Operating earnings, as a percent of net sales, decreased 230 basis points in the quarter to 4.9 percent, or $8.7 million, versus 7.2 percent, or $13.0 million, in the year ago period.

Balance Sheet

Inventory at quarter-end was $403.6 million, as compared to $397.7 million at the end of the first quarter in 2007.  The year-over-year increase is due primarily to the 91 additional stores at Famous Footwear, however average inventory per store is down 4.7 percent.  The Company’s debt-to-capital ratio at the end of the first quarter was 21.1 percent, compared to 22.7 percent at the same time last year.

Earnings Enhancement Plan Update

On April 10, 2008, the Company announced that, as part of its Earnings Enhancement Plan, it would relocate its Madison, WI office to St. Louis.  This move will create a more connected footwear company and will foster collaboration, increase speed-to-market and strengthen the Company’s connection with its consumers.  The transition began during the first quarter and will be substantially complete by the end of the third quarter of 2008.  The Company expects to incur pre-tax expenses of $25 to $30 million ($0.37 to $0.44 per diluted share) to implement the relocation.  Under various state economic development programs, the Company will collaborate with public partners to avail itself of eligible incentives totaling more than $43 million related to training, job creation, and the redevelopment of the Company’s Clayton, MO property.  The Company, working with its development partners, intends to redevelop its 12-acre property over the next few years creating a multi-use office, retail, and residential place. The company anticipates a potential monetization of existing real estate and an operating lease for its new offices on a portion of the existing property.

Full-Year and Second Quarter 2008 Guidance

Management’s current guidance for the full-year and second quarter is as follows:

•	Consolidated net sales: $2.43 to $2.48 billion for full-year 2008 and $585 to $600 million for the second quarter 2008;
•	Famous Footwear same-store sales: negative 1.0 to negative 3.0 percent for the full-year and negative 1.0 to negative 3.0 percent in the second quarter;
•
Store openings and closings: 100 to 110 new Famous Footwear stores and approximately 40 closings for the full-year.  25 to 30 new Specialty Retail stores, including 15 to 20 in China (40 to 45 additional stores in China by an affiliate of the Company’s joint venture partner, Hongguo International Holdings Limited), and approximately three closings for the full-year;

•	Wholesale sales: increasing by mid-single digits for the full-year and in the range of negative 2.0 to positive 2.0 percent in the second quarter;
•	Income tax rate: 30.0 to 31.0 percent for both the full-year and second quarter.
•	Average diluted shares: 42.0 million;
•
Earnings per share: in the range of $1.29 to $1.53 per diluted share for the full-year, which includes costs of $0.11 per diluted share, net of an expected non-recurring gain on real estate sales, related to the relocation of the Company’s Madison, WI office to St. Louis and a net gain of $0.15 per diluted share for insurance recoveries, net of associated fees and costs, related to environmental remediation at the Company’s Denver, CO facility.  For the second quarter, earnings per share are estimated in the range of $0.05 to $0.10 per diluted share, which includes costs of $0.14 related to the relocation of the Company’s Madison, WI office to St. Louis;

•
Purchases of property and equipment: approximately $75.0 to $85.0 million for the full-year, primarily relating to new stores and remodels, logistics network and other infrastructure, and non-ERP information systems upgrades.

Conference Call

A conference call to discuss first quarter 2008 results will be held this morning at 9:00 a.m. EDT.  While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast to be hosted at www.brownshoe.com/investor or  www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include (i) the preliminary nature of estimates of the costs and benefits of the Earnings Enhancement Plan including the relocation of functions to St. Louis, which are subject to change as the Company makes decisions and refines these estimates over time; (ii) potential disruption to the Company's business and operations as a result of the Company's decision to relocate positions from its Madison, WI office to its St. Louis, MO headquarters, and the Company's ability to attract and retain talent; (iii) the timing and uncertainty of activities and costs related to redevelopment of the Company’s Clayton, MO headquarters site; (iv) intense competition within the footwear industry; (v) rapidly changing consumer demands and fashion trends and purchasing patterns, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (vi) customer concentration and increased consolidation in the retail industry; (vii) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (viii) the Company's ability to attract and retain licensors and protect its intellectual property; (ix) the Company's ability to secure leases on favorable terms; (x) the Company's ability to maintain relationships with current suppliers; (xi) the uncertainties of pending litigation; and (xii) the Company’s ability to successfully execute its international growth strategy. The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report for the year ended February 2, 2008, which information is incorporated by reference herein. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.

Brown Shoe is a $2.4 billion footwear company with global operations.  Brown Shoe’s Retail division operates Famous Footwear, the approximately 1,100-store chain that sells brand name shoes for the family, approximately 300 specialty retail stores in the U.S., Canada, and China under the Naturalizer, Brown Shoe Closet, FX LaSalle, and Franco Sarto names, and Shoes.com, the Company's e-commerce subsidiary. Brown Shoe, through its Wholesale divisions, owns and markets leading footwear brands including Naturalizer, LifeStride, Via Spiga, Nickels Soft, Connie and Buster Brown; it also markets licensed brands including Franco Sarto, Dr. Scholl's, Etienne Aigner,  Carlos by Carlos Santana, and Hot Kiss as well as Barbie, Disney and Nickelodeon character footwear for children. Brown Shoe press releases are available on the Company's website at http://www.brownshoe.com.

Contacts:
For investors:                                                                        For media:
Ken Golden                                                                           Dave Garino
Brown Shoe Company, Inc.                                                Fleishman-Hillard
kgolden@brownshoe.com                                                  garinod@fleishman.com
314-854-4134                                                                           314-982-0551

SCHEDULE 1

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)	May 3, 2008	May 5, 2007
ASSETS

Cash and cash equivalents	$63,197	$60,693
Receivables	74,227	84,390
Inventories	403,606	397,697
Prepaid expenses and other current assets	44,861	34,464
Total current assets	585,891	577,244

Property and equipment, net	145,178	137,648
Investment in nonconsolidated affiliate	6,526	–
Other assets	312,257	321,059
	$1,049,852	$1,035,951

LIABILITIES AND SHAREHOLDERS’ EQUITY

Borrowings under revolving credit agreement	$–	$9,500
Trade accounts payable	134,592	130,697
Accrued expenses	117,517	109,569
Income taxes	289	2,613
Total current liabilities	252,398	252,379

Long-term debt	150,000	150,000
Deferred rent	41,337	36,476
Other liabilities	43,667	53,522
Minority interests	1,714	(102)
Shareholders’ equity	560,736	543,676
	$1,049,852	$1,035,951

SCHEDULE 2
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

(Thousands, except per share data)	Thirteen Weeks Ended May 3, 2008	Thirteen Weeks Ended May 5, 2007

Net sales	$554,491	$566,348
Cost of goods sold	338,029	336,545

Gross profit	216,462	229,803
– % of Net sales	39.0%	40.6%

Selling and administrative expenses	202,981	212,334
– % of Net sales	36.6%	37.5%
Equity in net loss of nonconsolidated affiliate	114	-

Operating earnings	13,367	17,469

Interest expense, net	(3,565)	(3,358)

Earnings before income taxes and minority interests	9,802	14,111

Income tax provision	(2,980)	(4,557)
Minority interests in net loss of consolidated subsidiaries	373	82

NET EARNINGS	$7,195	$9,636

Basic earnings per common share	$0.17	$0.22

Diluted earnings per common share	$0.17	$0.22

Basic number of shares	41,463	43,186

Diluted number of shares	41,675	44,620

SCHEDULE 3

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirteen Weeks Ended
(Thousands)	May 3, 2008	May 5, 2007

Operating Activities:
Net earnings	$7,195	$9,636
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	13,346	12,297
Share-based compensation (income) expense	(57)	2,624
Loss on disposal or impairment of facilities and equipment	573	678
Deferred rent	(78)	(1,549)
Deferred income taxes	(147)	(913)
Provision for doubtful accounts	25	51
Minority interests	(373)	(82)
Foreign currency transaction losses (gains)	39	(114)
Undistributed loss of nonconsolidated affiliate	114	–
Changes in operating assets and liabilities:
Receivables	42,610	47,980
Inventories	31,690	23,804
Prepaid expenses and other current assets	(20,230)	(1,563)
Trade accounts payable	(38,310)	(55,200)
Accrued expenses	3,039	(36,986)
Income taxes	(614)	1,184
Other, net	(2,531)	(2,079)
Net cash provided by (used for) operating activities	36,291	(232)

Investing Activities:
Purchases of property and equipment	(13,213)	(7,913)
Capitalized software	(1,391)	(1,706)
Net cash used for investing activities	(14,604)	(9,619)

Financing Activities:
(Decrease) increase in borrowings under revolving credit agreement	(15,000)	8,500
Proceeds from stock options exercised	178	6,831
Tax benefit related to share-based plans	87	3,422
Dividends paid	(2,963)	(3,152)
Net cash (used for) provided by financing activities	(17,698)	15,601
Effect of exchange rate changes on cash	(593)	1,282
Increase in cash and cash equivalents	3,396	7,032
Cash and cash equivalents at beginning of period	59,801	53,661
Cash and cash equivalents at end of period	$63,197	$60,693